         Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
OF THE M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

Page(s)
Report of Independent Registered Public Accounting Firm	6
Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2023 and 2022	7

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2023 and 2022	8

Notes to Financial Statements	9 – 17

Supplemental Schedule*

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023	18

* The other supplemental schedules required by 29 CFR 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are not applicable and are therefore omitted.

Report of Independent Registered Public Accounting Firm
To the Administrator and Plan Participants of M&T Bank Corporation Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of M&T Bank Corporation Retirement Savings Plan (the “Plan”) as of December 31, 2023 and 2022 and the related statements of changes in net assets available for benefits for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 20, 2024

We have served as the Plan’s auditor since 1986.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN Statements of Net Assets Available For Benefits

	As of December 31
	2023	2022

Assets
Total investments, at fair value	$4,518,027,455	$3,972,374,113

Receivables
Participant contributions	3,148,337	1,756,034
Employer – Matching contribution	3,248,506	2,866,925
Employer – Retirement Accumulation Account
contribution	38,332,988	36,610,919
Notes receivable from participants	42,101,689	41,732,621
Total receivables	86,831,520	82,966,499

Accrued investment income	90,696	73,840
Due from broker	136,420	104,597

Net assets available for benefits	$4,605,086,091	$4,055,519,049

The accompanying notes are an integral part of these financial statements.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN Statements of Changes in Net Assets Available For Benefits

	Years ended December 31
	2023	2022
Additions

Investment income (loss)
Interest	$12,152,465	$7,564,495
Dividends	13,872,614	29,926,348
Net appreciation (depreciation) in fair value of investments	616,552,004	(619,841,598)
Total investment income (loss)	642,577,083	(582,350,755)

Contributions
Participants	198,461,970	168,586,031
Employer – Matching	94,475,650	80,010,871
Employer – Retirement Accumulation Account	38,332,988	36,610,919
Employer – Discretionary	8,354,607	7,031,754
Total contributions	339,625,215	292,239,575

Net additions (reductions)	982,202,298	(290,111,180)

Deductions
Participant withdrawals and distributions	(432,635,256)	(322,827,280)

Change in net assets available for benefits	549,567,042	(612,938,460)

Net assets available for benefits

Beginning of year	4,055,519,049	3,625,459,555

Transfer of assets into plan due to plan merger (Note 1)	—	1,042,997,954

End of year	$4,605,086,091	$4,055,519,049

The accompanying notes are an integral part of these financial statements.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements

December 31, 2023 and 2022

1.Description of plan

The following description of the M&T Bank Corporation Retirement Savings Plan (“the Plan”) is provided for general information purposes and is qualified in its entirety by reference to the Plan document. Participants should refer to the Plan document for a more complete description of the Plan’s provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

General
The Plan is a defined contribution combined 401(k)/stock bonus plan. The stock bonus component is intended to be an employee stock ownership plan (“ESOP”), which is designed to invest primarily in the common stock of M&T Bank Corporation (“M&T”). The Plan also offers matching contributions, Retirement Accumulation Account (“RAA”) and Discretionary Employer Contribution (“DEC”) features. The Plan exists for the benefit of employees of M&T and its subsidiaries (“the Company”).

Eligibility and participation
Employees who are at least 21 years of age are immediately eligible to participate in the Plan and make pre-tax or Roth contributions through salary reduction (each a “participant”). A participant may receive matching contributions upon completing six months of service. Participants hired before January 1, 2020 are also eligible to receive RAA contributions for any plan year in which the participant is credited with 1,000 hours of service and employed by the Company on the last day of the year (or retired during the plan year). Participants hired after December 31, 2019, are eligible to receive a DEC contribution (instead of the RAA contribution) for any plan year in which the participant is credited with 1,000 hours of service and employed by the Company on the last day of the year.

Administration
The Plan is administered by M&T’s Employee Benefit Plans Committee (“Administrative Committee”) which is appointed by the Board of Directors of M&T Bank, a wholly owned subsidiary of M&T. The assets of the Plan are held by T. Rowe Price Trust Company (“T. Rowe”), as trustee. T. Rowe Price Retirement Plan Services, Inc. provides recordkeeping services for the Plan. Willis Towers Watson (“WTW”) provides advisory services for Plan investments, as well as providing recommendations related to the investment alternatives offered by the Plan.

Although the Company has not expressed any intent to terminate, amend, or modify the Plan, it may do so at any time. If contributions are discontinued or the Plan is terminated, affected participants will become fully vested. Upon Plan termination, net assets of the Plan will be distributed in the manner M&T elects in accordance with the Plan document and in accordance with ERISA and its related regulations.

Contributions
Contributions to the Plan are made by participants through salary reduction and by the Company through employer matching, DEC and RAA contributions. Employees who are participants may elect to reduce their compensation by a specified whole percentage not to exceed 50% subject to certain limitations under Section 401(k) and Section 415 of the Internal Revenue Code. The Company remits to the Plan on behalf of each participant the amount by which the participant’s compensation is reduced. Contributions may be suspended at any time.

Compensation is generally defined in the Plan to mean a participant’s base salary and overtime pay, all commissions earned, incentive/bonus payments and before-tax deferral amounts made by participants under Internal Revenue Code Sections 125, 132(f), 402(e)(3), 402(h) and 403(b), but excludes any compensation derived from equity awards.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

1.Description of plan, continued

Generally, an individual participant’s contributions were subject to IRS limits of $22,500 in 2023 and $20,500 in 2022. Participants are permitted to make Roth after-tax contributions to the Plan, subject to IRS limits.

When an eligible employee first becomes a participant in the Plan, after six months of continuous service, the employee is automatically deemed to enter into a salary reduction agreement providing for pre-tax contributions of 1% of the employee’s compensation, starting on the first administratively practicable pay date. The contribution percentage will automatically increase by 1% on the first pay date in February after employee contributions start, unless the eligible employee elects to opt out of the salary reduction agreement. If the eligible participant has a salary reduction agreement in effect providing for employee pre-tax contributions at a rate less than 10%, the contribution percentage will automatically increase by 1% on the first practicable pay date in February each year, until the rate reaches 10%.

Employer matching contributions
Upon completing six months of employment, the Company will make an employer matching contribution in an amount equal to 100% of the participant’s contributions that do not exceed 5% of compensation for the Plan year.

Catch-up contributions
A participant who has attained age 50 before the close of the respective Plan year is eligible to make additional unmatched catch-up contributions. The IRS maximum amount of those catch-up contributions for 2023 and 2022 was $7,500 and $6,500, respectively.

Employer Retirement Accumulation Account and Discretionary Employer Contributions
For each Plan year for employees hired before January 1, 2020, the Company will contribute on behalf of each eligible participant a percentage of each participant’s compensation. An eligible participant is entitled to receive an RAA contribution if they (1) satisfy the Plan’s eligibility requirements; (2) are credited with at least 1,000 hours of service during the Plan year; (3) are an active employee of the Company on the last day of the Plan year; and (4) do not participate in the M&T defined benefit pension plan if hired prior to July 2, 2004. An eligible participant that has retired during the Plan year is not required to satisfy conditions (2) and (3) in the preceding sentence. The percentage contributed by the Company is based on the years of vesting service credited to the participant. The RAA contribution will be made as soon as practicable after the close of the Plan year. RAA contributions are invested in the available investment alternatives in the proportion elected by the participants.

For participants hired after December 31, 2019, eligible participants may receive the DEC if they (1) are not eligible to accrue benefits for the Plan year under the M&T Bank Corporation Pension Plan; (2) are not eligible to receive an RAA contribution; (3) complete at least 1,000 hours of service during the Plan year; (4) are an employee of M&T Bank as of the last day of the Plan year; and (5) satisfy the Plan’s other eligibility requirements. The DEC for a Plan year will be a uniform percentage of each Discretionary Participant’s Benefit Compensation for the Plan year, excluding benefit compensation earned before becoming a Discretionary participant. The DEC must be made by the due date of the M&T Bank’s federal income tax return for the Plan Year to which the DEC relates and will be allocated as of the last day of such Plan year.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

1.Description of plan, continued

Rollover contributions
Employees may also contribute amounts representing rollover distributions from other qualified defined contribution and benefit plans at any time during their employment.

Participant accounts
Each participant’s account is credited with the participant’s contributions, employer contributions (as applicable), and allocations of Plan earnings or losses. Participant accounts are also charged with an allocation of administrative expenses. Allocations are based upon participant earnings or account balances as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting
Participants’ accounts are at all times fully vested and nonforfeitable, with the exception of DEC and RAA contributions plus earnings thereon. Participants become fully vested in their DEC and RAA contributions after completion of five years of vesting service, death, or when normal retirement age is reached while employed by the Company. Normal retirement age is the later of age 65 and the fifth anniversary of the date the participant began participation in the Plan. Participants vest in their DEC and RAA contributions as follows:

Vesting service	Vested percentage

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	100%

Forfeitures
Forfeitures represent the DECs and RAAs of participants who have terminated employment with the Company and do not have a 100% non-forfeitable right in their DEC or RAA. Forfeitures are used first to restore participant accounts that are required to be reinstated pursuant to the provisions of the Plan. At the discretion of the Administrative Committee, any remaining forfeitures may be used to reduce employer contributions (including DEC and RAA contributions). Employer contributions were reduced by $1,177,038 and $364,632 from the forfeiture account during 2023 and 2022, respectively.

Investment programs
Participants may direct the investment of their plan balances in 1% increments in any of several investment alternatives, which include mutual funds, common trust funds and the common stock of M&T.

Participants may, in accordance with the rules of the Plan, transfer existing balances among the available investment alternatives and/or redirect their current contributions into different investment alternatives at any time. A participant may increase or decrease, at any time, the percentage of salary reduction elected, effective the first day of each payroll period.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

1.Description of plan, continued

Notes to participants
Participants may borrow from their account (other than the portion attributable to DEC and RAA contributions) an amount not to exceed the lesser of (1) 50% of the participant’s vested account balance as of the most recent valuation date or (2) $50,000 reduced by the participant’s highest outstanding loan balance in the twelve months prior to the date of loan origination. The minimum loan amount is $1,000. A participant may have only one loan outstanding at any time. Loans bear interest at one percentage point above the prime rate published by The Wall Street Journal on the date the loan is processed. Loans are repaid in equal installments through after-tax payroll deductions for a period of up to five years, except for certain loans formerly associated with acquired plans, which allowed loan terms greater than five years under certain circumstances. Participants are charged a one-time $50 administrative fee for each new loan processed, which is deducted from the loan proceeds and has been included in participant withdrawals and distributions in the statements of changes in net assets available for benefits.

Withdrawals and distributions
A participant who has attained age 59-1/2 or is undergoing financial hardship may make withdrawals from the Plan, subject to Plan limitations. Upon termination of employment for any reason, participants are entitled to a distribution of the full amount of vested individual account balances as of the valuation date immediately following such termination of service. Such participants have the option of receiving distributions in the form of installments, partial distributions, lump-sum payments or by rollover contribution to other qualified plans. Participants also have the option to keep their balance invested in the Plan, provided the balance exceeds $5,000. Balances less than $5,000 are subject to mandatory distribution. Mandatory distributions that exceed $1,000 but are less than $5,000 (excluding rollover contributions) are automatically rolled over into an individual retirement account unless otherwise directed by the participant. Distributions equal to $1,000 or less are automatically made by lump-sum payment less the mandatory 20% federal income tax withholding, unless otherwise elected within 90 days following termination. The non-vested portion of a participant’s RAA or DEC is forfeited upon termination. A participant can defer distribution from the Plan until no later than April 1 of the calendar year following the year in which age 72 is attained, at which time distributions to satisfy Internal Revenue Code Section 401(a)(9) will occur. If a participant terminates employment after that date, distribution is made as soon as administratively practicable following termination of employment.

On December 29, 2022, the Internal Revenue Code 401(a)(9) was amended to increase the age at which minimum distributions would be required to age 73 starting on January 1, 2023 and later to age 75 starting January 1, 2033.

ESOP provisions
A participant entitled to a distribution who has directed that some or all of their balance be invested in common stock of M&T has the right to elect the distribution in the form of M&T common stock. A participant may also elect to receive a distribution of dividends paid on shares of M&T common stock held in the Plan and allocated to the participant’s account. Dividends will be distributed quarterly as soon as administratively practicable after the dividends are paid to the Plan. If no election is made, dividends will be reinvested in the common stock of M&T.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

1.Description of plan, continued

Plan Merger
Effective July 1, 2022, the 401(k) Employee Savings Plan of People’s United Bank, N.A. (“People’s United Plan”) was merged with and into the Plan, and the accounts of participants and beneficiaries in the People’s United Plan accounts were transferred to the Plan. On the merger date, investments in the Putnam Stable Value Fund, Federated Stable Value Investment and M&T Bank Corporation common stock and participant loans were transferred to the Plan in-kind, while the remainder of the People’s United Plan assets were liquidated and transferred to the Plan, at which time those assets were invested in the Plan’s available investment options at each participants' discretion. Assets transferred to the Plan totaled $1,042,997,954 and included $16,009,646 of participant loans receivable.

Effective July 1, 2022, the Plan was amended to provide credit for past service for former employees of People’s United Bank, N.A. and its affiliates for purposes of eligibility and vesting, and to preserve special vesting and benefit rules applicable to former participants and beneficiaries in the People’s United Plan.

2.Summary of significant accounting policies

Basis of accounting
The financial statements of the Plan are prepared under the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of estimates
The preparation of financial statements in conformity with US GAAP requires the Administrative Committee to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein. Actual results could differ from those estimates.

Investment valuation and income recognition
Investments in common stock and mutual funds are reported at fair value. Investments in the common trust funds are reported at Net Asset Value (“NAV”) as a practical expedient to estimate fair value. Information on fair value measurements is provided in note 3. Investment income of M&T common stock, the common trust funds and each mutual fund is allocated to participants based on their proportionate share of the net assets of the respective investment alternative. Interest income on loans to participants is allocated to participants based on their respective loan agreement.

Purchases and sales of securities are reflected on a trade-date basis. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains and losses and the change in unrealized appreciation (depreciation) on investments.

Notes receivable from participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

2.Summary of significant accounting policies, continued

Administrative expenses
The Plan’s expenses are paid by either the Plan or the Company, as provided by the Plan document. Expenses that are paid directly by the Company are excluded from these financial statements. In addition, certain investment-related expenses are included in net appreciation (depreciation) of fair value of investments presented in the accompanying statements of changes in net assets available for benefits. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are reflected as a reduction in plan assets. Brokerage commissions for acquiring or selling securities are paid by the Plan.

Participant benefits and withdrawals
Benefits are recorded when paid.

3. Fair value measurements

US GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy exists in US GAAP for fair value measurements based upon the inputs to the valuation of an asset or liability.

•Level 1	Valuation is based on quoted prices in active markets for identical assets and liabilities.

•Level 2
Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market.

•Level 3
Valuation is derived from model-based and other techniques in which at least one significant input is unobservable and which may be based on the Plan’s own estimates about the assumptions that market participants would use to value the asset or liability.

Assets and liabilities are classified within the fair value hierarchy based upon the lowest level classification of an input that is considered significant to the overall valuation. In general, the valuation techniques used attempt to maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described below may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Administrative Committee believes the Plan’s valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the end of the Plan year.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

3. Fair value measurements, continued
The following is a description of the valuation methodologies used for assets measured at fair value:
•M&T Bank Corporation common stock is valued at the closing price reported on the active market on which the stock is traded.
•Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-ended funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.
•Common trust funds are valued at the NAV of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different from the reported NAV.

The following tables present the Plan’s investments at December 31, 2023 and 2022 measured at estimated fair value on a recurring basis:

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
M&T Bank Corporation common stock	$383,297,529	$—	$—	$383,297,529
Mutual funds	44,415,221	—	—	44,415,221
Total	$427,712,750	$—	$—	$427,712,750
Investments measured at NAV(a)				4,090,314,705
Investments at fair value				$4,518,027,455

	At December 31, 2022
	Level 1	Level 2	Level 3	Total
M&T Bank Corporation common stock	$388,707,499	$—	$—	$388,707,499
Mutual funds	37,328,580	—	—	37,328,580
Total	$426,036,079	$—	$—	$426,036,079
Investments measured at NAV(a)				3,546,338,034
Investments at fair value				$3,972,374,113

(a)In accordance with Subtopic 820-10 of ASU 2015-07, the common trust funds have not been classified in the Fair Value Hierarchy as of December 31, 2023 and 2022. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

4. Risks and uncertainties

The Plan invests in various investment securities, which include mutual funds, common trust funds and the common stock of M&T. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Market risks include global events which could impact the value of investment securities, such as pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

The Plan has varying degrees of concentrations in investments, which exposes the Plan to additional risk of those investments experiencing a material change in value.

5. Income taxes

The Internal Revenue Service has determined and informed the Company by a letter dated November 22, 2016 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan’s tax counsel are of the opinion that changes in the Plan have not affected the tax-exempt status of the Plan and, accordingly, no provision has been made for income taxes. US GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Administrative Committee has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2023 and 2022 there were no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements.

The tax years 2020-2023 remain subject to examination by federal and state authorities.

6. Related-party transactions and party in interest

The Plan invests in shares of the common stock of M&T. The Plan held 2,796,159 shares with a fair value of $383,297,529 and 2,679,633 shares with a fair value of $388,707,499 at December 31, 2023 and 2022, respectively.

The following table presents the Plan's party-in-interest transactions regarding M&T's common stock at December 31, 2023 and 2022:

	Years ended December 31
	2023	2022
Purchases	$55,938,164	$47,671,974
Sales	26,893,228	64,206,491
Cash dividends received	13,592,181	11,020,191
Realized gains (losses)	(5,255,970)	9,678,860
Unrealized gains (losses)	(16,023,417)	(10,496,760)

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
Notes to Financial Statements, continued

December 31, 2023 and 2022

6. Related-party transactions and party in interest, continued

On July 1, 2022, the People's United Plan was merged into the Plan and included an in-kind transfer of $63,169,348 of M&T common stock.

Certain Plan investment alternatives totaling $2,516,009,197 and $2,102,299,512 at December 31, 2023 and 2022, respectively, represent units of common trust funds that are advised by an entity related to T. Rowe, which qualify as party-in-interest transactions and are measured at NAV. T. Rowe serves as trustee and recordkeeper. Participant transactions (purchases and sales) may occur daily in any of the T. Rowe common trust funds. Were the Plan to initiate a full redemption of any of the T. Rowe common trust funds, the investment advisor reserves the right to temporarily delay withdrawal from the trust no earlier than thirty (30) days after such notice is provided, in order to ensure that securities liquidations will be carried out in an orderly business manner. The T. Rowe common trust funds had no unfunded commitments at December 31, 2023 or 2022. On April 28, 2023, the plan investment option for the Wilmington Stable Value Fund, managed by Wilmington Trust, N.A., a wholly owned subsidiary of M&T, was replaced by the Metlife Stable Value Fund. The investments in Wilmington Stable Value Fund qualified as party-in-interest transactions and totaled $417,029,962 and $400,904,592 as of April 28, 2023 and December 31, 2022, respectively.

The Plan allows participants to take loans from their accounts in the Plan. These notes receivable from participants qualify as party-in-interest transactions and totaled $42,101,689 and $41,732,621 at December 31, 2023 and 2022, respectively. The rates on the notes receivable ranged from 4.25% to 9.50% and 4.25% to 8.50% at December 31, 2023 and 2022, respectively.
7. Subsequent events

The Company has evaluated the impact of subsequent events on these financial statements through the date of financial statement issuance and noted no subsequent events requiring financial statement recognition or disclosure.

SUPPLEMENTAL

SCHEDULE

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN
EIN 16-0538020 Plan 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023

a.)	b.) Identity of issue, borrower, lessor, or similar party	c.) Description of investment	d.) Cost	e.) Current Value

*	M&T Bank Corporation	Common Stock	**	$383,297,529

	Metlife Stable Value Sol CL S	Common trust fund	**	$367,529,667
*	T. Rowe Price Associates, Inc. Retirement 2010 Fund - Class D	Common trust fund	**	37,624,607
*	T. Rowe Price Associates, Inc. Retirement 2015 Fund - Class D	Common trust fund	**	37,951,962
*	T. Rowe Price Associates, Inc. Retirement 2020 Fund - Class D	Common trust fund	**	172,406,883
*	T. Rowe Price Associates, Inc. Retirement 2025 Fund - Class D	Common trust fund	**	273,673,482
*	T. Rowe Price Associates, Inc. Retirement 2030 Fund - Class D	Common trust fund	**	465,011,125
*	T. Rowe Price Associates, Inc. Retirement 2035 Fund - Class D	Common trust fund	**	254,509,371
*	T. Rowe Price Associates, Inc. Retirement 2040 Fund - Class D	Common trust fund	**	368,541,350
*	T. Rowe Price Associates, Inc. Retirement 2045 Fund - Class D	Common trust fund	**	166,852,469
*	T. Rowe Price Associates, Inc. Retirement 2050 Fund - Class D	Common trust fund	**	124,888,164
*	T. Rowe Price Associates, Inc. Retirement 2055 Fund - Class D	Common trust fund	**	94,264,540
*	T. Rowe Price Associates, Inc. Retirement 2060 Fund - Class D	Common trust fund	**	58,158,521
*	T. Rowe Price Associates, Inc. Retirement 2065 Fund - Class D	Common trust fund	**	12,488,037
*	T. Rowe Price Associates, Inc. Retirement Balanced Fund - Class D	Common trust fund	**	23,731,561
*	T. Rowe Price Associates, Inc. Growth Stock Trust C	Common trust fund	**	319,667,960
*	T. Rowe Price Associates, Inc. Small-Cap Value Equity Trust D	Common trust fund	**	106,239,165
	Diamond Hill Large Cap Portfolio	Common trust fund	**	80,604,517
	Metropolitan West Total Return Bond Fund C	Common trust fund	**	98,284,094
	The Vanguard Group, Inc. Institutional International Stock Market Index	Common trust fund	**	169,848,863
	The Vanguard Group, Inc. Institutional Bond Market Index	Common trust fund	**	54,282,032
	The Vanguard Group, Inc. Institutional Extended Market Index Trust	Common trust fund	**	217,678,582
	The Vanguard Group, Inc. Institutional 500 Index Trust	Common trust fund	**	586,077,753
				$4,090,314,705

	Meridian Small Cap Growth Fund Institutional	Mutual fund investment	**	$44,415,221

*	Participant Loans Receivable	4.25% to 9.50%, fully secured by vested benefits, with maturities through 2037	**	$42,101,689

		Total assets		$4,560,129,144

*	Indicates that the identity of the party involved is a party-in-interest as defined in the Employee Retirement Income Security Act of 1974.
**	All investments are participant directed; therefore, cost value of the investment has been omitted from Schedule H, Line 4i.